Exhibit 99.1

FTI Consulting Announces CFO Transition

WASHINGTON, Aug. 12, 2025 (GLOBE NEWSWIRE) — FTI Consulting, Inc. (NYSE: FCN) today announced that its Chief Financial Officer, Ajay Sabherwal, will leave the Company on September 12, 2025, to accept a position outside of the consulting industry. FTI Consulting intends to appoint Paul Linton, FTI Consulting’s Chief Strategy and Transformation Officer, as interim Chief Financial Officer while the Company conducts a search for a permanent replacement.

Steven H. Gunby, CEO and Chairman of FTI Consulting, said, “On behalf of our Board of Directors and our leadership team, I would like to thank Ajay for his leadership and many contributions to FTI Consulting over the last nine years. Ajay is a terrific professional, and we wish him the best in his future endeavors.”

Mr. Sabherwal added, “I would like to thank Steve and the entire team at FTI Consulting for their support over the last nine years. I am proud of our success, and it has been an honor to work with such a talented group of dedicated professionals.”

About FTI Consulting

FTI Consulting, Inc. is a leading global expert firm for organizations facing crisis and transformation, with more than 7,900 employees located in 32 countries and territories as of June 30, 2025. In certain jurisdictions, FTI Consulting’s services are provided through distinct legal entities that are separately capitalized and independently managed. The Company generated $3.70 billion in revenues during fiscal year 2024. More information can be found at www.fticonsulting.com.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our expectations at the time we make them and various assumptions. Our expectations, intentions, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, intentions, beliefs and estimates will be achieved. Other Company risks are described under the heading “Item 1A Risk Factors” in the Company’s most recent Form 10-K filed with the SEC and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual events and do not intend to do so.

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com